COHEN & STEERS GLOBAL REAL ESTATE OPPORTUNITIES FUND, INC.

ARTICLES OF AMENDMENT

          Cohen & Steers Global Real Estate Opportunities Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Articles of Incorporation of the Corporation, as amended, are hereby further amended by deleting Article SECOND and inserting in lieu thereof the following:

SECOND: The name of the corporation (hereinafter called the “Corporation”) is Cohen & Steers Global Real Estate Income Opportunities Fund, Inc.

          SECOND: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

          THIRD: The Undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

          IN WITNESS WHEREOF, Cohen & Steers Global Real Estate Opportunities Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of April ___, 2007.

COHEN & STEERS GLOBAL REAL ESTATE OPPORTUNITIES FUND, INC. _____________________________________ Adam M. Derechin President

Witness:

______________________
John E. McLean
Secretary